Exhibit 21
Subsidiaries of Registrant

                           SUBSIDIARIES OF REGISTRANT



1.0   American States Water Company (Commission File No. 333-47647)

1.1   Southern California Water Company

1.2   American State Utility Services

1.3   Chaparrel City Water Company


2.0   Southern California Water Company (Commission File No. 000-01121)

2.1   No material subsidiaries